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                                                                     EXHIBIT 5.1

STAHL & ZELMANOVITZ
767 Third Avenue
New York, NY 10017







April 22, 2004


Daugherty Resources, Inc.
120 Prosperous Place - Suite 120
Lexington, KY 40509

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to the registration statement (the "Registration Statement") of Daugherty Resources, Inc., a British Columbia corporation (the "Company"), on Form S-8 to be filed with the Securities and Exchange Commission, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a total of 37,113 shares of common stock, no par value, of the Company (the "Shares") issued to the selling shareholders named therein under compensatory plans for services not involving capital raising transactions (the "Plans").

     We have examined the Registration Statement, the governing instruments of the Company, the Plans and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, it is our opinion that:

     1. The Company is duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada.

     2. The Shares issued under the Plans are duly authorized, validly issued, fully paid and nonassessable.

     3. The Plans are in compliance with the requirement of the Employee Retirement Income Security Act of 1974, as amended, to the extent subject thereto.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,


                                              STAHL & ZELMANOVITZ


                                              By: /s/ Douglas Stahl
                                                  ----------------------------
                                                  Douglas Stahl,
                                                  Partner